UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Quantum Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-2665054
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 550 San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Securities to be Registered Pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Quantum Corporation, a Delaware corporation (the “Registrant”), is filing this Form 8-A in connection with the listing of its Common Stock, par value $0.01 per share (the “Common Stock”), on The Nasdaq Stock Market LLC.

Item 1.                   Description of Registrant’s Securities to be Registered.

A description of the Common Stock to be registered hereunder is set forth below. The Registrant’s amended and restated certificate of incorporation currently authorizes the Registrant to issue two classes of shares, Common Stock and preferred stock.

Dividend Rights

The Registrant’s Board of Directors, subject to any restrictions contained in the Delaware General Corporation Law (“Delaware Law”), the Registrant’s Bylaws, any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Registrant and any qualifications or restrictions on the Common Stock created thereby, may declare and pay dividends upon the shares of its capital stock. The directors of the Registrant may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. The Registrant does not currently pay dividends on the Common Stock.

Voting Rights

Each holder of Common Stock is entitled to one vote per share, except in the case of election of directors of the Registrant. At all election of directors of the Registrant, each holder of stock or any class or classes or of a series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder sees fit.

No Preemptive or Similar Rights

The Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon any liquidation, dissolution or winding up of Registrant’s business, the holders of Common Stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding.

Registration Rights

The Registrant has entered into a registration rights agreement dated December 27, 2018 with the holders of the warrants issued to the lenders under the Registrant’s Senior Secured Term Loan. Under the terms of the registration rights agreement, the warrant holders have the right to require the Registrant to prepare and file a registration statement with the Securities and Exchange Commission within 45 days of a demand and use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable thereafter. The Registrant’s obligation to file a registration statement is subject to a limited deferral if the Registrant meets specific conditions. If the Registrant is unable to file a registration statement in accordance with the terms of the registration rights agreement, the Registrant would be required to make a monthly filing delay penalty payment to each warrant holder in an amount of cash equal to (i) $300,000 multiplied by (ii) such holder’s pro rata share of all outstanding warrants until such filing delay is cured. In the event the Registrant fails to make the filing delay penalty payments in a timely manner, such outstanding payments shall bear interest at 5.0% until paid in full. The right of any warrant holder to request registration terminates six months following the expiration date of the warrants.

Anti-Takeover Provisions

Delaware Law. The Registrant is a Delaware corporation and subject to Section 203 of the Delaware Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner described below.

Section 203 restrictions do not apply if: (i) the business combination or transaction is approved by the Registrant’s board of directors before the date the interested stockholder obtained the status as “interested”; (ii) upon consummation of the transaction that resulted in the stockholder obtaining the status, the stockholder owned at least 85% of the shares of stock entitled to vote in the election of directors (“Voting Stock”). The 85% calculation does not include those shares owned by directors who are also officers of the Registrant, and held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer; or (iii) on or after the date the interested stockholder obtained its status, the business combination is approved by the Registrant’s board of directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock that is not owned by the interested stockholder. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s Voting Stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to the Registrant. As a result, Section 203 may discourage attempts to acquire the Registrant even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Restated Certificate of Incorporation and Bylaw Provisions

The Registrant’s Restated Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring, delaying or preventing a change in control, including: (i) requiring advance notice of new business and stockholder nominations for the election of directors; (ii) requiring that all actions taken by stockholders be taken at an annual or special meeting of stockholders and prohibiting stockholders from taking action by written consent; (iii) restricting who may call special meetings of stockholders; and (iv) allowing the board of directors of the Registrant, without further action by the stockholders, to issue undesignated preferred stock with rights and preferences, including voting rights, senior to the Common Stock, which enables the Registrant’s board of directors to render more difficult or to discourage an attempt to obtain control of the Registrant by means of a merger, tender offer, proxy context or otherwise.

Item 2.                   Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant will be registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

QUANTUM CORPORATION

Dated: January 29, 2020	By:	/s/ James J. Lerner
James J. Lerner
Chief Executive Officer